Exhibit 99.1

Company Name: Ethan Allen Interiors Inc. (ETH)

Event: 2015 Investor Conference

Date: September 16, 2015

Edited Transcript

<<Corey Whitely, Executive Vice President, Administration and Chief Financial Officer>>

Good morning. I’m Corey Whitely, Executive Vice President, Administration and Chief Financial Officer and I’m pleased to welcome everybody here this morning for our 2015 Ethan Allen Investor Conference. Certainly everybody here and also on our webcast, which is being broadcast on ethanallen.com/investors. I know many of you this morning were able to tour our design center. I hope you enjoyed the tour and a sneak peek at our Phase Three product introductions. We have a detailed presentation lined up for you today, which will be followed by a Q&A.

Let me remind you that some of the matters we will discuss in today’s conference, including our business outlook constitute forward-looking statements and as such are subject to both unknown and known risks and uncertainties including but not limited to those factors set forth in the Risk Factors section of our Annual Report on Form 10-K and quarterly reports on Form 10-Q and other documents filed with, or furnished to, the Securities and Exchange Commission.

These risks and uncertainties could cause actual results to differ materially from those expressed or implied in the presentations and are not a guarantee of our future performance. As always, the company assumes no obligation to update any statements made in these presentations.

Also, note that you will be able to find all materials for today’s presentation, including our full disclaimers and a reconciliation of non-GAAP measures, posted to the Investor Relations section of our website and on the last page of your binder for those here today.

So once again, thank you for joining us today and it’s now my pleasure to introduce our Chairman and Chief Executive Officer, Farooq Kathwari.

<<Farooq Kathwari, President and Chief Executive Officer>>

Good morning and good to have you all here again. Today, I want to discuss many of our initiatives, which are going to position us or have positioned us to grow both sales and profitability. We are a vertically integrated company, and we have repositioned and invested in our manufacturing. Over 70% of our products are made in our own North American facilities. We have strengthened our interior design network, currently 300 design centers and 1,500 interior designers in North America. We are repositioning our offerings, we are adding technology at all levels, and we are accelerating our marketing efforts to grow our sales.

Ethan Allen is an 83-year young company. We have continued to reinvest and reinvent. In the 1930s, we started manufacturing and pioneered what’s called the "gallery concept" by establishing Ethan Allen galleries in leading stores. In 1960, we established the freestanding galleries with independent retailers. And by 1980, we had 250 of them across the country. The company went public in the1960’s, was acquired by a company called Interco in the late 1970’s, and then we took the company private in a management leveraged buy-out in the late 1980’s. The major focus was on developing a strong logistics network and delivering product at one cost nationally.

This sort of gives you a little perspective on what some will recall of Ethan Allen from the 1930s to 1990s.

Our next evolution was from the 1990’s to 2010. During this era we reinvented the brand from colonial to classic. Working with our retailers to develop one national brand, we changed 250 of our store fronts from a colonial design to a classic design. Many of our independent retailers who did not have family members taking over their businesses retired and the company took over their businesses, often purchasing their real estate. The company retail division was established. Another main focus was to build an interior design services business and we became the world’s leading interior design company, with now about 1,500 interior designers. Again, as I mentioned, we took the company public in 1993 with high debt, over next 10 years had major growth, paid debt, repurchased almost 40% of the company back, paid major dividends, and invested in our business at all levels.

This sort of gives you perspective, it was actually in 1992 that we changed our design center right here in Danbury from colonial to this and then had to convince all our retailers to do it. In about less than two to three years, we were able to change the store fronts to this classic design and you can also see here the kind of products that we introduced at that time.

Then we go to 2010. Now 2010 is important because this is when we had a great recession. The Great Recession hit our business like a tsunami, sales went down about 40%, an unparalleled amount, and operating income went to almost zero. We had to make major changes to survive and to grow our business. We made a strategic decision to maintain manufacturing in the United States and also expanded it into other parts of North America. We believe this is very beneficial for a long-term competitive advantage however it has impacted the growth of sales over the last few years. We consolidated many manufacturing locations and added two new ones. The major benefit has been on our cash flow, which we built up with an annual EBITDA of about $90 million. During this period we strengthened our interior design network by relocating many of our design centers. And very importantly, the Great Recession gave us an opportunity to add qualified interior designers. We are also adding technology at all levels and I’ll be giving some more details of all these strategic initiatives. And we have a major focus, as I said, on repositioning our offerings, and finally, we are accelerating our marketing efforts.

Now some key financial metrics. First is the last five years, because you know the last five years are now relevant, this is a new era. In the last five years, 2010 was our low point in our business and in our sales. Our financial performance, as you note is the compound annual growth rate, our sales increased 5%, adjusted operating income increased by 119%. That again is compound annual growth rate during these five years. Our adjusted earnings per share increased by 25% and adjusted EBITDA by 27%.

Our net cash flows, our structure and discipline allow us to generate cash. During the last five years we have had a net cash flow from operating activities of $277 million despite the Great Recession. We paid $61 million in dividends, increased the dividend per share by 127% with a yield of about 1.9%, the return of equity has been between 10% to 12%, return on assets has been between 7% and 8%, and return on invested capital has been 10%.

As far as shareholder returns are concerned, again, let’s focus on the last five years. In the last five years, we have continued the strong shareholder returns and investments in our enterprise. We have repurchased $20 million of our shares, paid dividends of $61 million, and made capital expenditures of $96 million. We took a lot of debt when we went public. When we took the company private we had less than 10% equity and 90%, I think 92%, 93% debt, and our debt was at up to 18% interest. But since going public, we have done well, we purchased about 40% of our company for $549 million, paid $348 million in dividends, made capital expenditures in manufacturing, logistics, retail and technology of $740 million, and repaid $391 million of debt.

Some of you will recall that a number of years back we developed what we called our "opportunity scenarios." This was done five or six years back. This is exactly those numbers. And today, it's very interesting; we are on track to achieve the objectives. In fiscal 2015, sales of $750 million are tracking close to the $800 million sales with our gross margin in income projections. I mean, if we do $800 million, our operating income and EPS would be pretty close to what you’ll see there, from going from $754 million to $800 million, and of course that reflects the operating leverage of our vertically integrated company. And then, of course, when you go back to our previous peak, we take a look at it, we have the opportunity of going back to a $1 billion and the $1 billion gives us an opportunity of having close to 15% operating income and an EPS of $3.40, that is our objective. The question really is now timing with all the initiatives we have taken; our objective is to get there.

The next is, of course, optimizing our capital structure. As I mentioned, our focus is to operate our enterprise with strong controls to help generate strong cash flows but also keep in mind the long-term. We have and will continue to add debt to our capital structure. We have announced our intention to raise up to $250 million in long-term debt.

We have retained JP Morgan to lead this effort, and we are ready to launch this in the right market environment. The company has considered how to best leverage our real estate for the benefit of the company and the shareholders and to further long-term growth in retailing and distribution and manufacturing strategies. The company considered mortgage financings, sales-leasebacks, and other financial options. In order to maintain the flexibility in relocating our real estate assets, the company determined that the best option was to utilize the real estate as collateral to raise new long-term debt.

Now, we are unique in our vertically integrated structure. As I mentioned this is a long-term strategic decision. I believe if we had followed the example of many enterprises in our industry who either had no manufacturing or gave up manufacturing, went off-shore, brought in inventory, and had strong marketing to sell that, we would have had more sales. Today about 70% of our business is custom made. When we receive orders, our custom model, with 1,500 designers, is a different model offering longer-term benefits of building sales, profits, cash, and I believe we have the fewest returns of products in our industry. Now to operate our vertically integrated structure—which goes from concept of design to engineering to manufacture to logistics, to retailing and to marketing—needs strong leadership at various levels. We have a strong design, merchandising and marketing team. We operate a sawmill in the Green Mountains of Vermont. We operate case goods, we operate accent manufacturing, we operate upholstery manufacturing, and we now have also manufacturing in Mexico and Honduras. We operate retail, about 300 design centers, half by the company and half by independents. In North America, licensees have dedicated Ethan Allen design centers. We also have a strong team in our operations. Our business model requires entrepreneurial leadership, which is also disciplined. I’m pleased that we a have number of our retailers here, both company-operated and independents who were attending a retail meeting here yesterday and also will continue today. We have long associations with our retailers. In the audience today is Joe Chesnick, whose family has been associated with Ethan Allen for many years, over 60 years, second generation. Now actually his son is now in the business. They have six design centers in Texas. We have Jack DeKorne from Virginia; the family has been in business with Ethan Allen also for over 50 years. Again he’s second generation. Phil Esposito and his family are involved with the business; again Phil and his children are the second generation. They operate four Ethan Allen design centers in New Jersey and Pennsylvania. And David Connelly is part of the Landau family, operating design centers in New York and New Jersey, again over 50 to 60 years of association with the company.

These families have second and third generations with Ethan Allen, and that is the difference. The ones who did not have second and third generations, we decided that we had to either go and sell our products to outside the Ethan Allen system or get into the retail business, and as you know we decided to go into the retail business. And today, our 150 locations in North America operate in five regions, and we have all the Regional Vice Presidents here. The average association of our Vice Presidents in retail is about 20 years—a lot of experience in the company. Now we also have a strong board, which is very much engaged not only at a strategic level but many members also attend the operating meetings and receive periodic reports from the field. Our independent directors have backgrounds in marketing, finance and accounting, legal, international, real estate, and general management. Fifty percent of our independent directors are new within the last three years. Sixty-seven percent are—that is two-thirds—are new within the last five years. Two of our long-term serving directors have informed us of their intention to retire. We’ve added recently one new director to replace one of the retiring directors. Domenick Esposito who is here, he’s currently partner of accounting firm CohnReznick and previously also served as Chief Executive of Grant Thornton. So welcome, Dom, to your first investor meeting. Now also I should mention that it is our policy and practice to engage with our shareholders to discuss the company’s objectives and understand the thoughts of our shareholders. Accordingly, we had rescheduled the annual shareholders meeting from October 15, 2015, to November 24, 2015. Also, we were able to have our credit facility lenders modify a previous customary stipulation that with a change of control the lenders could potentially ask for payments for any outstanding loans under the facility, the so called "dead hand” provision. I wasn’t aware of all of these things, but I called the bank; I said, "change it," and they made the amendment the same day. Kathleen from JPMorgan, you acted fast because, you know, we don’t want to put any objection. We want to make sure that if there is an interest of our shareholders to participate in things, we are very open to it, and that’s why we made these changes.

Now somewhat more specific: In manufacturing and logistics, in 1985, we were a manufacturing company. We had 27 manufacturing plants in the United States, and we had 20 distribution centers and service centers right across the U.S.

And since that time, we consolidated and then closed 20 plants and received only $10.5 million. And some of these plants we had to give away because they were in areas where it was hard times—it was great in the 1930s, 1940s, 1950s, 1960s. But again, but we had to get them out. So we today we’ve consolidated – fortunately, we sold or disposed of all of these manufacturing facilities and consolidated to our best locations.

We also had distribution centers. We had 20 distribution and service centers, and we consolidated them again. These are all the ones that we sold, disposed of, and we are out of these distribution centers in the last few years.

Now today, our footprint is quite different. We have today six manufacturing plants in the United States, two new ones in Mexico and Honduras and we have now distribution centers and service centers all over the country because of the fact we are in the retail business. Now we have 29 service centers from the 13 that we had previously. But we have narrowed down our manufacturing, our national distribution centers, and we had to get built the service centers to service the retail network. The good news is all these investments in the last few years we have been able to make them and we are in a good position now as we move forward.

But it’s very important before we build business in our model where we are developing 70% of our business that we sell is custom. So we had to have the facilities. The options we had were: give it up or go overseas like many people did. As I said short-term, I think we’d have had more sales. I don’t know about profits, I don’t know about returns, but certainly, we’d have done more sales. This longer term, we believe, makes sense, but to do this, we had to make sure we made the investments and make the long-term commitment to make it happen. So today, we just with this—investing in a North American manufacturing and logistics—you can see I mentioned it earlier, we have two distribution centers in Virginia and Oklahoma. Our whole objective is maintaining a strong capacity to ship custom in about four weeks. Major focus on minimizing transit damages, and that is important to our profitability. Managing fuel cost is critical because we deliver all these products to the consumer’s home, realigning and reducing contract carriers with focus on service laws. All of these things are very, very important, inspections; quality control is critical.

Now strengthening and expanding our interior design network. This has been very critical. The main focus has been to accelerate our focus on interior design services. Today, we have 1,500 very qualified and talented interior designers, and I believe we have a strong competitive advantage. That also results in about, as I said, about 70% of products custom made, lots of positives but also has impacted building e-commerce business because of the fact of this customization, and I will discuss – we will discuss initiatives shortly of how to get more e-commerce business. You know, after the great recession, many independent interior designers needed better sources of supply. We initiated what we call the IDA or the Interior Design Affiliate program, and we have now 5,000 members. They bring in their clients and work with our in-house designers, we compensate both. We opened 11 new design centers in the company and 68 independently operated design centers in the last five years, many of them overseas. Very importantly, due to professional interior services and technology, the average design center is now about 10,000 square feet compared to 16,000 square feet; that’s important because we are relocating these, that’s why in our real estate, we need the flexibility to make sure that we continue to relocate our design centers. We are now targeting about 40 new markets in North America, with smaller footprints, and will also continue to expand internationally.

Just to give a little perspective, we have, as I said, 200 design centers strategically located all over North America, 100 internationally, a lot of—many of them in China.

And that just sort of gives you perspective on this classic design, which was the one that we did in early '90s, and most of our original stores were converted to this and most all of the new ones that were built in the '90s were done in the classic style

We have 133 locations in this classic style.

Then in the last 10, 12 years, we decided to build larger design centers under what we call the neoclassical design, 52 locations, major locations, major markets, major presence.

And then internationally as we have 107 locations, and you can see; you have all the information you have in your booklet over there.

Now very importantly, this is all in the last five or six years that we now have opened up design centers, many of them relocations, in what we call "lifestyle centers”. Then today, we have 23 locations and most of these have been opened in the last five or six years, very important and again, we have taken the footprint down on all of these locations.

Relocations have been critical; our independents have relocated 38.

And the company relocated 55.

Out of those 55, we sold 38 properties and got proceeds of $67.2 million, and we now even continue to sell and a few design centers are in contract and as we continue to relocate and move them into what we call the lifestyle centers, smaller footprint, we will continue to make those changes.

These are some of the new design centers. We used be in Chattanooga many years back. At that time, every Ethan Allen design center was 15,000 square feet, now the one in Chattanooga in a lifestyle center is about 7,000 square feet. Pittsburgh, Pennsylvania, just opened last week also about the same size. Watchung, New Jersey was a relocation from the 16,000 or 17,000 square feet to under 10,000. All done in the last year. In Texas, the Chesnick family relocated and built one of their design centers in Houston. Las Vegas, we relocated to a great lifestyle center, about 10,000 square feet. Marlton, New Jersey we relocated two design centers into one in a great area but also a lifestyle center.

Internationally, recently we had opened one in Doha, Qatar, and in Dubai the second location in Dubai.

And in China, of course, has been great—77 locations there— and right now, they are in the great progress of making renovations. I was in the grand opening of one of their recent ones in Haikou China, and so far, despite all of the news we are hearing, it is still okay; we are watching very carefully what's happening in China with all the news we hear. So far we have not seen the impact; in fact, we have seen little bit more impact in the United States because there are a lot of Chinese who come to America, and they have been buying a lot of properties, and they have been great customers, especially on the West Coast. That’s where we see that they are somewhat under pressure because perhaps a lot of their money came from the stock market.

Now we have a number of design centers under construction. We have in Wichita, Kansas—we used to be in Wichita, closed about 10-12 years back again—a 15,000 and this is going to be—this just opened in July— again I think 7,000 or 8,000 square feet. I just mentioned Pittsburgh. We are relocating in King of Prussia, which is near Philadelphia. Toledo—we used to be in Toledo many, many years back, we’re back in Toledo. Next month we’re opening, I think, it’s about 7,000 or 8,000 square foot design center in Toledo.

Today with great designers, but a lot of technology, that’s what the difference is today. We are also relocating in San Francisco in December 2015, we are relocating in Rockville, Maryland, outside DC. We’re also relocating in Baltimore, in Columbia, Maryland.

We are also relocating in Rhode Island. And again, of all of these, when we relocate, the cost of relocation, the cost of selling of the products, the cost and then the cost of the new ones are all absorbed in the system, we don’t take them as one-time charges, it’s all within our system. This is—and it is a fair amount of money that we are spending in this.

So Hyannis, Massachusetts.

We’re just actually opening our first one in Germany tomorrow. This is in Hanover. So this is one of the advertisements that they have done; we just received it. So it’s in German, I can’t read it, but we are very happy that we are going back to Germany. We were there in the 1980s; we were great partners and they have come back with us. Our objective is open the first one, and our objective is to then open more. This is a small design center within a large facility because in Germany there are big, huge stores. So we are happy to be there, and we also have other markets.

Now in Manhattan, as you know, we have a flagship design center on Third Avenue at 60th street, this is one of our larger ones with about 25,000 square feet, much larger than we need, but that’s what we have.

But we also just signed a lease on one in the Flatiron area, Broadway and 19th street, and this will be opening early next year. We are looking at a lot of other locations in major cities.

Now I go back to our offerings. Offerings are, as you know, one of our major initiatives. But you would say, "Why are we not focused on offerings first?" Why do they talk of manufacturing? Why do they talk of logistics? Why do they talk about design centers? The fact is that without having those things we could not make these offerings; we could not service it. We could have gone overseas, closed our manufacturing, bought all these products, we could have done it much faster. As I said, it was a strategic decision for longer-term and short-term it has had an impact. So we have to do it by stages that could be absorbed by our manufacturing, could be absorbed by our retail, could be absorbed by our merchandising, by our design people, so this could not be done, unfortunately, in a year’s time. And the focus of our offerings is also now in terms of design. Design has changed even just in five years in the consumer tastes. Today, our focus is classic design. We want to focus on classic design, but with the modern perspective. We want to make sure that our designs have great quality; that’s what people expect. We have one level of quality in our upholstery, in our wood products; we don’t have different levels of quality. It is a positive; the negative is it affects some of the price points. Our products—and I’m sure you'll have an opportunity of going through a design center—they are fashionable, they’re relaxed, and they've got to have a good value; those are the criteria under which our products are developed.

So our Phase One was the fall 2014. You might have seen it: it was more casual classics, it was relaxed finishes, and it was—we introduced that in the fall of 2014 towards the winter when it came to the consumers.

And you can see some of the attitudes and again most of these products are made in our own workshops.

Then the Phase Two repositioning was in the spring of 2015. Just in May, June it came in, this was – what we call "romantic classics," unique finishes and some of the products have gilding and people were surprised that we didn’t make it offshore. We decided to make it in our own facilities and we had to train about 40 artists to do the gilding so we just added them, that was the investment we needed to make and we did, and it is being well received. But we're just getting into the marketing phase.

This is – you have seen this. This is classics, but again, something that’s fashionable, relaxed and livable.

This is what I was talking about; gilding. This is done in our U.S. facilities.

Then this is the Phase Three. That was right toward the entrance of our design centers where you went. Very important, this was introduced in July here and will be received by the retail network in October and November and that’s where our marketing starts. This is important, it had influences inspired by European designs, again taking inspiration from the classics and modernizing them for today’s living. Again, we’ll continue to focus on making it ourselves because of the customization, because every one of them is available in different finishes. Our upholstery is available in many fabrics. We are now trying to simplify it also, because making it too complicated has been an issue.

These are some of the products you have seen; finishes, attitudes.

Then we have another fourth phase, this is also very important. These casual classics have romantic country influences. In fact that’s what our retail management was here for. We were reviewing all these programs, designs and think it’s looking good. I don’t have any, obviously, no photographs to show, but they will be introduced early next summer, starting in the spring of 2016. That should more or less then, complete these major introductions. Then after that we really have to make sure that we continue to improve on a regular basis, which is no more than about 10% or less, but not 70% - 80% that we have done.

The next is our technology footprint, which is extremely important as a vertically integrated company, we’ve had strong IT always in our manufacturing, in our logistics and in our retail. Now the focus is on the digital mediums. Now Corey Whitely, is our Executive Vice President and Chief Financial Officer, he has been 27 years with the company, has been involved in retail, he started in the Cedar Rapids store as the retail manager, I put him into logistics all over the country and then in technology and now in finance. So he will give you an overview of our technology footprint. But I will also tell you this, we have a search going on for a very experienced and a Senior Executive to lead our digital technology. We must do that, we must take it to the next level. And with that, Corey.

<<Corey Whitely, Executive Vice President & Chief Financial Officer>>

Thank you Farooq, our vertically integrated structure requires robust systems that seamlessly link together information across the enterprise.

We have integrated our wholesale ERP systems, manufacturing systems, distribution and warehousing systems, retail and point of sale systems and importantly our digital and ecommerce systems.

All our systems are structured to integrate and work across devices and touchpoints. The objective being, to create a dynamic omni-channel environment that keeps the customer experience consistent by effectively combining technology with personal service.

A key objective of the website is driving traffic into our over 200 North American design centers, as well as those around the world. Customers on ethanallen.com learn when doing their online research about the benefits of working with an Ethan Allen designer and how our complimentary interior design services are a differentiator for the brand.

Our recent change to the Demandware web platform has positioned us to continually evolve and improve our website. Last fall we launched a rebranding of the website and the website now powers our mobile and in-store touchscreens.

This updated website is a responsive design to provide a smooth experience for mobile. Currently over 50% of the website traffic comes from mobile devices.

With the rebranding of the website completed last fall, we have now completed a thorough usability review. Every key section of the site has been updated or is in the final stages of refinements to improve the user experience. Launching in the next few weeks is a new search tool and a streamlined one-page checkout process.

We recently launched a gift registry which allows customers to create and manage their gift registries and make gift purchases online or in our design centers.

The website is also undergoing a remerchandising to streamline the finish and fabric variations to make the online ordering process easier. For example, an end table may have been available in three different black finishes. Although distinct yet subtle differences when looking at them in the design center, when viewing online it was very difficult to discern any differences. So now, where an item may have had 30 or more finish options, we have now edited the online finish selection to five or six of the top selling finishes, each distinct from the other, making the on-line selection process quick and easy. Similarly for upholstery coverings, while there are over a thousand fabric and leather choices in the design center, for online ordering it is now a focused assortment of about 150 of our top fabrics and leathers. This merchandised online assortment of custom options in addition to being our bestsellers, are part of a quick ship program where we will maintain stronger inventories on parts and raw materials and in some cases finished goods for a faster home delivery. New banners were also added to the product pages that clearly callout that there are many other custom options available in the local design center.

To further market the custom design options available in the design center, we expanded our custom design sections on the website to highlight the uniqueness of the level of customization we offer along with the complimentary help of our interior designers. This page explains our custom upholstery.

And here we explain our customization options for wood furniture. Providing this unique level of made to order customization with a relatively short order cycle time is only possible with a strong North American manufacturing presence. Our website touts the quality and value of our products created through our North American manufacturing and our over 2000 skilled artisians.

Having information readily available to our interior designers is critical to increasing their productivity. We provide our designers tablets that allow them easy access to our ordering systems, product visualization tools and product information.

Larger touchscreens extend the website experience into the design center. All our products can be easily customized and viewed on 40 to 50 inch touchscreens. Designers can use our My Projects app to create a virtual design presentation using touchscreens in the design center. Customers can then pull up the same design presentation at home allowing them to share it with friends via social media and of course they can also buy it online or in the design center. While a main focus of our website is to drive traffic to our design centers, we do see an opportunity to expand our digital channel. With the improvements being made we are seeing positive increases in KPI’s over the prior year. Transactions are up 30% and conversion rate is up 22%. We will continue to expand our digital marketing and explore additional marketplaces as we move ahead.

With that I will turn it back to Farooq

<<Farooq Kathwari, President and Chief Executive Officer>>

Now I want to talk about our accelerating our marketing efforts. Our manufacturing and logistics is in reasonably good condition, we still have more work to do. Our design centers are also being updated, many of them relocated. We opened new ones, we have also, in the last year and half, renovated many of them. The process still continues, this is a major undertaking. We want to make sure when customers come in, they see a great presentation, exterior and interior. So another year or so is when we will be completing most of that, because it is a long process and it is somewhat tedious because of the fact we want to make sure we maintain our business while we are doing it. But now we are also ready for accelerating our marketing efforts. It has already been accelerated, always there is a challenge, to say ‘let us do it fast”. Somehow more advertising is going to mean more business, right Budd. Now I know, but the fact is we’ve got to make sure that we don’t spend a lot of money and we are not ready for it. And we have increased our advertising. In fact, we have increased our advertising this quarter, by 25% or so, because we’ve got to build it. We may not get all the benefits this quarter, but we are going to start getting it - we are starting to build it. So two important factors; we got to make sure that we create our brand desire, brand desire is important, then we got to make sure we motivate them with special offers. Today people want a great brand, but they also want to get something special. They want to get something special, whatever the brand is, at whatever level.

So with that in mind, we have started our plan of creating the desire. We launched, which you have, the Muses book with 328 pages. We are giving them in our design centers, we are also in some test cases mailing it, very limited to see how that works, and we sent it to all the opinion makers in the country. We’ve got good feedback. We have also now accelerated our direct mail, we mail about 30 million copies and as you see you have a copy of our September magazine direct mail. We have also continued to be on television. We have also now increased our digital advertising. We have increased our Social Media and Grassroots marketing and then of course I mentioned about the design center projection. Our design centers are billboards so we’ve got to make sure they are in the right places and they look good. So we are working in all of these areas.

Our fall issue, we went from 28 pages last year this time to 76 pages this year. So a major expense. The objective we had was to create desire and get the message across of all the new offerings. It has been well received and this is going to be a campaign that we will be continuing with as we move forward.

We’re also getting the message across of our offers. There is an insert in our September magazine that talks about an offer. So we have to create great desire but then you got to have an offer and this insert is also of course followed in the rest of our advertising.

Then we are also getting this message across, that is action. This was last week, and you may have seen in the New York area, a full page ad in the New York Times. Again style and action, and you’re going to see more of that. They have a whole campaign of the New York Times from now to November in getting this kind of a message; style and action. And we’re doing it also in many important markets around the country.

Then in our fall direct mail issue which is going to be October and November we are now taking it to 100 pages. Keep in mind last year it was about 30 pages or so. And this is where we are getting a message across of our offerings. One of the reasons is that we have the new products, so we can show all these new products in October and November. The product that we show you just saw that was introduced in July is going to be shown in October. So that’s when we are launching it.

And then we’ll also have an offer. So I can’t tell you what the October offer is, but there will be an insert and will be followed with this advertising in the various mediums.

We also have a number of associations such as the HGTV Dream Home. We have been furnishing it for many, many years and this year it is in Merritt Island, Florida and we have actually expanded greatly our television presence in advertising starting next month to March of next year. You’re going to see that.

We have also began looking at a number of other involvements, Corey mentioned it, that you’re going to see as we go forward some partnerships, associations, some of these leading companies relating to partnership like this. We’re also accelerating our presence in the national print magazines.

This is in China in addition to the advertising done by our partner over there; we also do some advertising at a national level. So this is the advertising that we do and we spend about, I shouldn't say that, but we spend a fair amount of money building our brand over there.

We talk about our digital. We are accelerating our SEM Campaigns, our Remarketing Campaigns, Affiliates & Partners as well as Pinterest, Houzz, SHOPSTYLE.

Socially you’re going to see much more of it. We’ve got 1,500 designers and they are our social, they are very, very important and creating the buzz and they do and you will see more of that.

And with that, as I said, I mentioned about our manufacturing and logistics are in a reasonably good condition. Of establishing, keeping in mind that in the last six years we went through a great recession, we decided to build two new plants at a time when we didn’t know where the business is going to go. If we didn’t, if we had not done it, we wouldn’t be here today with the positioning that we have. Our design network of 200 North American design centers, almost half have been relocated and we’re building new ones. We mentioned about our offerings, we’re going to add a lot of technology and we’re going to accelerate our marketing efforts.

With that, I think we’re ready to open it up for any questions and comments that you might have. Kindly just wait, as you know it’s webcast, microphones will be coming so if you could kindly also identify yourself.

Q&A

<Q – Brad Thomas>: Good morning, Farooq. It’s Brad Thomas with KeyBanc.

<A – Farooq Kathwari>: Yes.

<Q – Brad Thomas>: And I appreciate all the detail and I realize as an analyst day we’re talking about the big picture, but I was hoping that we can get an update on the results for the current quarter, given that Labor Day is behind us, there is only a few weeks left in the quarter. We’re coming off of such strong 10.4% written same-store sales last quarter, could you give us an update on how things are trending in the written same store sales business?

<A – Farooq Kathwari>: Last year most of that written we got in the last two weeks of June, so we are now in the last two weeks of September. It is somewhat tracking in terms of last year. That is – the last two weeks are going to determine what we do. Having said this, I have also said previously that this quarter and the next quarter business is going to impacted with all this clearance that we are doing, so keep that in mind, there is no shortcuts to it.

So it is going to impact on sales and it might even impact some of our margins, this quarter and next quarter, and even to some degree, I said the phase four is coming too, so keep that in mind. You know, I know you folks like quarter-by-quarter, I'm looking at what we going to do at two years from now. I think we are well positioned but the next two quarters as I have said previously it is going to be impacted by all these initiatives.

<Q – Brad Thomas>: I appreciate that. You have just given how much change you’re making in the merchandise going back a year ago, I appreciate the update there. And then just stepping back, if you could maybe give us, some color about from a demographic standpoint how much you feel like a younger customer starting to shop in the Ethan Allen stores?

<A – Farooq Kathwari>: Brad, at this stage, our demographics is more or less same as what it was before. What we have going to make an impact is our acceleration of our social media and the introduction of all these new products coming in. Right now, it is a more or less about the same as we had previously.

<Q – Brad Thomas>: Okay.

<Q – Budd Bugatch>: Budd Bugatch with Raymond James. Farooq you’ve talked a lot about the repositioning of stores and the relocation, I'm curious as to maybe if we look out one year, two years, maybe five years out, what's the store population look like for Ethan Allen domestically, mix between company owned and independent owned, and if your crystal ball has got that kind of vision and maybe even internationally?

<A – Farooq Kathwari>: Well, Bud, at this stage in North America we have about 200 locations. We have said, our, if you will take a look at our focus, has been really to relocate them to better locations. In many markets we have taken a design center to a great location and consolidated two, so it was not the question of having numbers but making sure they are in the right locations.

You take a market like Milwaukee for instance we had three neighborhood stores and now we have one flagship design center. Same thing if you take a look at Cleveland, for years we had three, now we have one. New Jersey last year we relocated two into one, so it’s a moving target. It’s not just the numbers, what’s important is to make sure the design centers are in the right locations.

But having said this, there are about 40 markets, which I mentioned in my presentation where we used to be. Markets like Wichita Kansas, Chattanooga, and Toledo. These we had gone out, because they were large stores, they were independent retailers and we didn’t want to go in when they retired. But now we are going back in. Our retail division today with our five regions has a strong management team in the field. They have a strong logistics team in the field. So when they open up, for instance in Toledo, it’s very easy. It’s a part of our structure. When they opened in Pittsburgh, or they opened in Wichita, our whole structure was in place to take it. So we have 40 locations. That’s why like for instance Savannah, Georgia, and markets like that where we used to be, that we have identified, we are going to go in there. So I think that in the North America, we are talking up to 250 locations.

<Q – Budd Bugatch>: 250.

<A – Farooq Kathwari>: 250 or so, and internationally you know China is a moving target. They have a lot. They say they are going to go up to 100. That’s what their plan is. We are opening a few more in Europe. We have this last year opened a few in West Asia. So more important, really is as I said, making sure they are opened in the right location, so that we can get to volume, not just the numbers.

<Q – Budd Bugatch>: When we look at the difference between when you hit the peak of $1.066 billion and what you are going to likely do today, $300 million difference, it looks like it’s a difference of $100 million of company owned retail less than what you did back then and around $200 of net wholesale revenues. When you get back to that or how soon do you think you can re-approach even $900 million above the $800 million “A” scenario now and get back to a $1 billion. I mean this community looks at that kind of…

<A – Farooq Kathwari>: Yes.

<Q – Budd Bugatch>: …those kinds of metrics to kind of gauge where we think companies are going.

<A – Farooq Kathwari>: Well, if you take a look at the number of design centers, because again as I said the number does not necessarily mean having the right volume, it’s a question of the right places, the right positioning. We had about 250 or so at that time in North America. In the last two years, three years we’ve sort of had flat sales from a number of factors. One of them has been the fact of the repositioning and selling off as much as product as we’ve done on clearance, also the fact that we’ve been going through a lot of transition. I think that the opportunity now is starting maybe fiscal 2017 I think we’re going to be in a great position in my view of leveraging all the things we have done to start to increase. And the good news is that to increase by 10% to 20% we need to make sure we can service it and our logistics is there, we can deliver products, and we are getting that ready too. So I’ll say that fiscal year 2017, starting there we have the opportunity, an opportunity of substantially increasing our business.

<Q – Budd Bugatch>: I mean finally from me, nobody can look at the product and I think it’s terrific. Congratulations on all you’ve done; the 1,500 designers that you brought on during the turmoil that the economy and the industry went through, terrific. Maybe you can characterize if you’re looking backward and then looking forward, the difference between traffic and ticket, what’s happening today as you look at that and what defines success for Ethan Allen as you get your Company-owned retail and then how does that comport if you’re still independent dealers. How those economics for them compare to the Company economics?

<A – Farooq Kathwari>: Yes, it’s a good question. Traffic in stores has gone down, whether they are stores, malls, freestanding stores. Our conversion rate, we measure conversion rate, our conversion rate I would say most probably has increased by 60% to 70% because the people who are coming in are more qualified, our designers are more talented. So the important objective is to make sure that our website and our digital mediums are right because today the website and the mobile is the windows where people shop. People are not coming in and doing window shopping, that’s what they are doing.

So we have made progress, but a lot more progress needs to be done making sure that our digital mediums are absolutely right for people, not only in e-commerce, but to bring traffic into our design centers. That’s where our opportunity is. But to answer your question we more than doubled, we call it the performance index of our designers. It’s almost doubled from what it was in just eight or ten years back.

<Q – Budd Bugatch>: And the average sale?

<A – Farooq Kathwari>: The average sale more or less has stayed, interestingly pretty close to $1800-$1900 on an average ticket. Yes, John.

<Q – John Baugh>: And I’ll let you pick the starting…

<A – Farooq Kathwari>: And you are John Baugh?

<Q – John Baugh>: Yes, I’m sorry. John Baugh with Stifel Nicolaus.

<A – Farooq Kathwari>: Okay.

<Q – John Baugh>: So maybe 2010 or $600 million is a good starting point. I’m curious with $150 million roughly revenue growth since. Is there a way to breakdown, because you have sale events now that you didn’t have prior to the recession, and then had price increases. So I’m trying to get at how much volume of the $150 million, how much is net pricing changes between the increases within the discounts?

<A – Farooq Kathwari>: Yes, it’s a good question. I was recently in a meeting in which people said it’s amazing that you folks can take price increases. I said, yes, we can take price increases, but then we give higher discounts. So the net is quite different. So we’ve got to keep that perspective in mind. Yes, we do take price increases, but then we have been managing and monitoring this whole – it’s a very volatile issue of how much of discounting you have to do to bring people in. We start with a very credible pricing. We don’t raise our prices so we can have big discounts. When we gave a 20% discount, it’s big. Now we got to get that message across in an environment where people are giving all kinds of discounts. I would say this John that between our price increases and between the increase in discounting the chances are we are negative 3% or 4%.

<Q – John Baugh>: Since 2010?

<A – Farooq Kathwari>: Yes.

<Q – John Baugh>: Okay. That’s helpful. Thank you. And then two other quickies. One, if you do the debt deal could you discuss the use of proceeds. And then will we get any color on the government contract that I believe is possible here in the next few weeks. Thank you.

<A – Farooq Kathwari>: Yes, Dan Grow, where are you Dan? Dan Grow is in charge of that. And Dan has been spending a lot of time, as you know Dan used to be the president of Drexel, and they had the contract for many, many years. They say any day. We have in fact gone out and we’ve actually developed the whole program. So we are waiting for the contract, they say any day.

The use of proceeds. That is something that our board will consider in the next few weeks. At this stage our objective is to get the proceeds. As I said in my remarks that we looked at a number of options of getting it. But we did settle on the fact of getting debt financing. And we are looking at the possibility of first paying down some of the current debt, the possibility of giving a special dividend and the possibility of perhaps buying, repurchasing shares.

<A – Farooq Kathwari>: I can’t give the order but those are the things, those are the areas, yes.

<Q – Joe Feldman>: Okay, Farooq. Back here. Hi, Joe Feldman, Telsey Advisory Group. I wanted to ask about the relocations you talked about before as some of them where to smaller size boxes, 7,000 to 10,000 square foot boxes. Just wondering how much of the product gets displayed in those stores and how are you tying it together with the e-commerce. Is there a stronger penetration of e-commerce in those areas or is that where there is going to be more growth?

<A – Farooq Kathwari>: Well, Joe, the 7,000 or 6,000 square feet or 8,000 square feet is approximately 30%-35% less than what you see over here, which is more or less our prototype design. So, we select the best possible products and that our interior designers can use. Now, the two important factors that give us an opportunity to have also the smaller footprint; it is our interior designers and customization. Actually it is three things interior designers, customization, and technology. If you take a look at our designers, today they have these tablets whereas a few years back they didn’t have. We have touch screen technology where they can show a lot more options.

In fact, you as a customer can go into any of our design centers and the chances are they are going to take you to a touch screen and show you the products and the options. So those are the very important factors that have given us an opportunity of doing business. E-commerce is coming next. And what to do for this e-commerce, we are in the process, in fact that’s what our retail meeting was here yesterday, we have to simplify some of our product programs that are going to be able to be sold in e-commerce.

Our product lines with its customization are hard to sell on e-commerce. And the fact is, our interior designers are a great competitive advantage, we want to have our customers go there. And we also want to make sure our designers not only sell, but later on visit the customers after they have sold. We were just discussing it. So e-commerce at this stage is small.

Having said this, the important thing is that a lot of our business is entered on e-commerce. For instance, all of our drop ship, we get a fair amount of business. Drop ship means somebody coming into our location - say in New York and wants their products to be delivered in Florida. All of that business is entered in our e-commerce site. And for our e-commerce site it took us some time to create an e-commerce site which would be seamless from a customer’s point of view.

So, our e-commerce business is done whereby a part of the gross margin is shared with the selling retailer and a part is shared with the delivering retailer. Because in our case, the logistics is a very important factor. We just don’t ship it on UPS. It’s a white glove service and that is our competitive advantage. So expanding our e-commerce business, having a competitive advantage on e-commerce, is that first we are making it seamless, it took us sometime to do that. But keep in mind, a few years back our interior designers and our independent retailers looked upon e-commerce is a threat, as an enemy. I think they are almost looking at it as a friend.

But today, it’s not an option. So we are simplifying some of our offerings which you will see on our website which are compatible to be sold on e-commerce and then we are also making it even much more transparent, easy for our designers and customers to use our e-commerce because they can share in the margins.

<Q – Joe Feldman>: And just a follow-up on that – do you have a vision for what percent of sales you think e-commerce could be for you, I mean obviously for some competitors it’s quite high and that seems like people are comfortable buying online.

<A – Farooq Kathwari>: They are – right now our business is relatively very small, I would say that when you take a look at some of the lifestyle companies they’re doing 50% of their business on e-commerce. I think that our objective is to go to 15% to 20%.

<Q – Joe Feldman>: Thank you and then – if I could do one quick follow-up for something you said earlier. You talked about some of those 40 markets that you had left and you could go back to – do you envision doing that more through the independents or through your own stores and do you think you would still own the real estate and – how’re you thinking about that?

<A – Farooq Kathwari>: First on these, many of these locations which I mean Lifestyle Centers, the real estate is not owned by us. These are part of the Lifestyle Centers. In fact, all of those Lifestyle centers you saw – they’re not owned properties. It was our properties that were freestanding locations, opened up many, many years back. And many of them, we are changing. Many of these are being operated by the Company retail division and some by independents. Because of the fact of –our independents for instance, Joe Chesnick, what they’ve done is –they’ve invested a great deal in making sure that they have the right presence, he is in Houston, he is in Austin, he is in San Antonio. And Phil Esposito sitting here, they are in New Jersey and Pennsylvania. In those markets, contiguous markets they can go. For them to go from there – from Joe to go from Houston to Salt Lake City is hard. It’s a tough business to do. That’s why our logistics, our retail network today with five regions, with five Vice Presidents and 30 District Managers and 200 Management people, and logistics gives us an opportunity to do that. But we prefer our independents because – but independents have the ability to do it. Yes, please.

<Q – Justin Bergner>: Good morning.

<A – Farooq Kathwari>: Yes. Good morning..

<Q – Justin Bergner>: Justin Bergner from Gabelli & Company. Two questions, my first question relates to I guess the turnover of your independent designers at your stores, the 1,500. Could you maybe give us some sort of metric as to what the turn over there has run over the last year or two and how it compares to what you think sort of industry standards are?

<A – Farooq Kathwari>: It’s good that you asked in the last year or two. Because if you had gone six years back we had major, major turnover because of the fact, the Great Recession made it possible for a lot of interior designers to join us – who were all basically entrepreneurs. I would say today, maybe 70% of our interior designers have an entrepreneurial background. They ran their own business, which is great. But a lot of that came from the interior designers who wanted to have a secure job. Now interestingly as economy has improved and some of them want to go back to being an independent entrepreneur, which is okay, we understand that. So I would say that most probably, Corey, you have the number?

<Corey Whitely> Around 20% annual

<A – Farooq Kathwari>: Of around 20% or so, is the turnover, a lot of it is really lifestyle, lot of is a fact of some people don’t want to work on Saturdays and Sundays, they have children, so lifestyle, I would say is 80% of the reason. Going to competition is a relatively small number that go.

<Q – Justin Bergner>: Do you have a sense of industry standard versus that 20%?

<A – Farooq Kathwari>: I don’t think there is any industry standard that I know of.

<Q – Justin Bergner>: My second question just relates to sort of the sales progression over the last three years. You mentioned earlier that price has been a modest negative. Could you maybe talk about like over the last three years the impact on the positive side from accessories, from the bedding initiative some of the positive sort of product expansions that might be offsetting the price factor?

<A – Farooq Kathwari>: That’s a good question because – there has been a shift when you take a look at the last ten years or so where Ethan Allen was known for wood products and this is what we were known for, case goods. It represented almost 55% of our business, 60% of our business. And gradually for a lot of reasons, first because of the lifestyles of people, because you have less wall space and of course the globalization and commoditization of products coming from overseas in the last few years, it has all impacted. So wood products have been going down.

Upholstery products have been going up and accents have actually gone from 15% to about 17%, 18% last year and the good thing about the accents is they are approximately 10% higher in gross margins.

<Q>: Justin Bergner>What about bedding?

<A – Farooq Kathwari>: Bedding, yes last year, as you know we also decided, we are still relatively small for us but we decided about a year back to establish bedding shops in our design centers, you saw that right here in Danbury and in many of our design centers I would say our bedding business has grown substantially but from a small base and you are going to see more of that. Yes please.

<Q – Kristine Koerber>: Hi, Kristine Koerber, Barrington Research. Can you talk about the sales productivity of the smaller store formats of footprints versus the largest store, how that’s changed?

<A – Farooq Kathwari>: The productivity of smaller ones, of course it varies depending on the areas, but with 7000, 8000 to 9,000 square foot, Sarasota is a good example where we moved from I think 15,000 or 16,000 square feet to, David, what about 8,000 or 9,000 feet, David Burton is here, yes 8,000 feet. And David, our business over there, what doubled? Business doubled, so it was location and I think David’s management and design staff. So really it is a question of productivity increases based upon where the location is, and then having the right associates. So the size alone for us is not the factor, he’s got some 18,000 square foot design centers that does the same business as 7,000 square feet, again location and associates.

<Q – Kristine Koerber>: Okay. And then I was wondering do you have data showing, I mean obviously customer traffic has been down and you are trying to use the website or redesigned website to drive traffic in the stores. Do you know how many customers that visit your stores actually go online first before they make the store visit?

<A – Farooq Kathwari>: Oh, absolutely in fact I would say that 70%, 80% of our customers are coming into a design center have gone to our website. The website is the first, this is a windows, that’s why the website it is critical it’s got to be right.

Yes please.

<Q – Pat Pierce >: Hi, just a couple of questions.

<A – Farooq Kathwari>: And you are?

<Q – Pat Pierce>: Pat Pierce FPR Partners.

<A – Farooq Kathwari>: Yes.

<Q>: Pat Pierce>: So you mentioned sales have been flat more or less over the last several years, wonder if you could expand on the sort of the challenges that you think explain that and if you think you are getting squeezed from the high end and the low end.

<A – Farooq Kathwari>: Well, I would say that there are a number of factors and I think certainly the impact of globalization and commoditization has created in our industry in the last few years a different model, which is, while we talk about some people in the high end, most of the furniture is being sold by the mass merchants. Look at Nebraska Furniture Mart opened up a 500,000 or 600,000 square foot location in Dallas, I had an opportunity of visiting it, and what it has done is have a major negative impact on all the other retailers with 15,000 to 20,000 square foot stores. So it’s no different than what happened in electronics, what’s happened in hardware, it has happened to our industry, and the impact of globalization and commoditization has been there.

And we had to deal with deflation. Deflation I think is somewhat stabilized in the fact that we don’t see the deflation taking place now. So that has been a major factor. And I think from a high end not so much. I mean a company that has done a good job is Restoration Hardware but other than that there is not anybody in the high end that you can think about that has taken market share.

<Q – Pat Pierce>: Thanks, it’s helpful. And so you just describing that, you think your competitive position, your sustainable competitive advantage has changed over the last several years because of commoditization or is it the same or I guess, what we would just say today is are the key advantages that you need to keep strengthening?

<A – Farooq Kathwari>: Yes, I think that certainly in the last five, six, seven years, there was an impact, but today our competitive advantages are stronger with all the things we have talked about. Our competitive advantages of having offerings that are much more relevant, fashionable, great value, relaxed and livable for today. You have to have that. Now we are there. Second is that we have the ability to make the products ourselves, and the 30% of it that we don’t make is made for us offshore also, so that’s a competitive advantage. So today we are positioned well. I think that as I said, and I’ve said that before, that this year or so, I know that the time horizon is different for us, the time horizon is a two to three years investment to do what we have done, and then go where we have. I recall the same thing in early 90s, when we made the major change of our products, of our offerings, our manufacturing. That time it took us two, three years, then we saw the growth and then up to a $1 billion. I think that we are somewhat, you can say, parallel in that position today.

<Q – Pat Pierce>: Okay. That’s helpful. And then you alluded to this earlier, but obviously there’s been an activist, so I guess a few questions around that. You had a value for your real estate once again your thoughts and whether you think that’s reasonable or not and whether you intend to fight back?

<A – Farooq Kathwari>: Well, as I said also you know that we welcome suggestions comments and we are open to having people make their position known, nominations you know, it’s a free country and we want to make sure that we make it easier for them to do it, if somebody wants to do it. And there was, we had due to scheduling, we had changed our date to October, because we had no indication, then we heard and at the same day we had a board meeting and our board said no, give them all the time they need, we did it. And then we found out about this question of our credit facility, even though it is a moot point because we got more cash and debt, so we could have paid the bank that money anyway. But we called the bank and the same day they changed it. So we are, we listen to our stock holders. We are very much open. We’ve also made a point known that for our real estate strategy a sale-leaseback is not a good strategy for us.

These are not some big trophy real estates in Manhattan or some were else, it is all these locations all over the country which we are repositioning. We don’t want to enter into a lease, sell and leaseback for the next 15, 20 years, pay a tremendous amount of rent and then have no flexibility. That doesn’t make sense for us. So that’s why we felt the best thing is, which is what we have done in the past, keep in mind, we’ve borrowed money in the past, a few times in the last 20 years, so we will borrow again but we’ll use the real estate as a collateral. That is a better way of raising money.

In fact, also I was reading in the Wall Street journal today that the IRS has a big issue with these REITs. Their thinking it’s, I mean, I’m sure you will read it. It doesn’t affect us, but I’m just saying this whole question of the REIT being, saying we are doing it because there’s tax benefit, that perhaps it is also going to be challenged. It doesn’t apply to us, because that’s not an issue for us.

<Q – Pat Pierce>: And you agree with the valuation I guess that [indiscernible]?

<A – Farooq Kathwari>: No. I don’t know where the valuation came from; I think our valuation is pretty close to our book value that we show. And you can see the properties that we have when we sell them we have gotten actually close to book value or less. So I think that using the properties for raising debt is good, we are doing it.

Q – Justin Bergner>: Thank you. With respect to the activist involved in your stock, I mean, how do you think about being a public company versus being a private company and you know within the context of being a private company, sort of an LBO model versus being part of a large conglomerate like, a Berkshire if that was possibility, obviously you have been through the LBO phase before, just maybe some thoughts on the pros and cons?

<A – Farooq Kathwari>: Look here, we are open to suggestions. I’ve already done all of those. What I think, what we have done, what we need to do is to make sure that we do things that are somewhat, the good for the longer-term, not something that’s good for six months. You know I am the largest individual shareholder in this company. So I’ve got to think like our shareholders. I also think about our stakeholders, all the people that make it possible for Ethan Allen to survive. But, keeping those perspectives in mind, we are open to suggestions.

Look, if somebody helps increase my value greatly, being the largest single shareholder, obviously I listen to it, but it’s got to be done sensibly.

<Q – Pat Pierce>: Just a question on your brand. So as you shifted manufacturing offshore, a key element to your brand has long been American made, I was curious to see if you thought that the shift has affected your brand perception at all?

<A – Farooq Kathwari>: No, it’s a good question. We in fact, you know we were having that discussion yesterday that people are comfortable with being made North America. In fact, keep in mind that seven years back, we made most of our leather in China. Now two or three containers we ship every week to China, of leather, and plus of course the United States. So I think that it’s important and then of course we as a company, I think we take care of our people. When we went to Mexico and we went Honduras we said we are going to have similar environmental and safety standards that we have in United States, not needed. We have one of the best motivated workforces in those two countries.

Last year in Honduras, we were voted as a best healthcare provider as a business. In Mexico too these are good things to do and it’s good for our profitability. We have hardly any turnover. So I believe that treating people with dignity wherever they are is important to our culture. We have received very high environmental recognitions from the EPA, they normally give you fines. We have received environmentals from the Governors of Vermont, New Jersey, other states, because we believe very strongly that we must run the business in the right kind of background perspective for longer-term, because it is good for the business. It is good for our morale; it is good for our people, because if our people are not motivated, if we don’t treat them well, the company is not going to survive.

<Q – Pat Pierce>: Okay, that’s helpful. And then, shifting manufacturing has obviously been helpful on a cost basis, do you think you have any room left to improve there, aside from this operating leverage, which you’ll hopefully see?

<A – Farooq Kathwari>: Absolutely, you know we have taken the position of averaging our gross margins in North America. We could take a short-term and say that we are going to do everything in Mexico and Honduras. Short term it may be better, although we would have to build a lot of facilities to do that. But we would lose the opportunity of timeliness, of quality, of safety, of balancing our production. So I think balancing our production between the United States and our other operations in North America is a good strategy.

<Q>: <Joe Feldman>: Thank you. Have you guys thought about doing – everybody is asking you about getting bought or going private, or all these things, what about you guys being more aggressive on that front, going after maybe a younger brand, an e-commerce site that might gain quicker access to millennials and any different demographic or even just other brands out there that you could grow and maybe you have dual brand type strategy.

<A – Farooq Kathwari>: Yes, but first of all not everybody, there is one company that is suggesting it so just keep that in mind. It’s okay, I mean if there are more we’ll always listen, we’re always open to suggestions. I’ve gone through these things many times. As far as buying others, I think that what you are going to see us is have partnerships and affiliations which will expand our reach to more people, and you are going to see more of that.

Well, I think Corey, it looks like that there are no more questions. I want to really thank all of you for coming here all the way to Danbury, Connecticut and participating in this very important meeting. If you have any questions, comments, please always feel free to call Corey. So thanks very much.